Exhibit 3.5

The Amended and Restated Bylaws (the “Bylaws”) of Cortina Systems, Inc., a Delaware corporation, are amended, effective May 11, 2009, as follows:

Section 15 of the Bylaws is amended to read in its entirety as follows;

“Section 15. Number and Term of Office.

Subject to the corporation’s Certificate of Incorporation, the authorized number of directors of the corporation shall be nine (9).

Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient.”

A new Section 21(f) is added to the Bylaws to read as follows:

“(f) Notice of Certain Matters. In addition to the foregoing, in the event that a proposal to approve an Acquisition or an Asset Transfer (as each is defined in the Certificate of Incorporation) is to be discussed at any regular or special meeting of the Board of Directors, proper notice for such meeting must include notice that such proposal is to be discussed at such meeting and an agenda that sets forth such proposal, which notice must be delivered at least seventy-two (72) hours before the date and time of the meeting to all of the members of the Board of Directors.”

Section 25 of the Bylaws is amended to read in its entirety as follows:

“(a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one (1) or more members of the Board of Directors. Subject to subsection(e) of this Bylaw, the Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any bylaw of the corporation,

(b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall, subject to subsection (e) of this Bylaw, have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c) Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock or the provisions of subsections (a), (b) or (e) of this Bylaw, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his death or voluntary resignation from the committee or from the Board of Directors. Subject to subsection (e) of this Bylaw, the Board of Directors may at any time for any reason remove any individual committee member and fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors, subject to the provisions of subsection (e) of this Bylaw, may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition (but subject to the provisions of subsection (e) of this Bylaw), in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided in the Certificate of Incorporation, these bylaws or by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

(e) Outside Director Search Committee. Notwithstanding any other provision of these Bylaws, the Outside Director Search Committee (as defined in the Certificate of Incorporation) may only consist of the four members of the Board of Directors set forth in the Certificate of Incorporation. The Board of Directors shall not remove any member of the Outside Director Search Committee or designate any alternate member of the Outside Director Search Committee, whether to replace any absent or disqualified member at any meeting of such committee or otherwise. The other members of the Outside Director Search Committee shall not appoint another member of the Board of Directors to act at any meeting of the Outside Director Search Committee in place of any absent or disqualified member of such committee. The Outside Director Search Committee shall not create any subcommittees or delegate to the Board of Directors, any committee of the Board of Directors or any subcommittee of any such committee, including for the avoidance of doubt, any subcommittee of the Outside Director Search Committee, any of the powers or authorities of the Outside Director Search Committee set forth in this Section 25(e). The Outside Director Search Committee can act only as set forth in the Certificate of Incorporation and under no circumstances can the Outside Director Search Committee approve any matter or take any other action except by the affirmative vote of at least three (3) of its members as set forth in the Certificate of Incorporation.”

Section 28(a) of the Bylaws is amended to read in its entirety as follows:

“(a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors; provided, however, that the corporation’s Chief Executive Officer may not be removed, replaced or terminated, unless the Board of Directors approves such removal, replacement or other termination by the Requisite Board Vote (as defined in the Certificate of Incorporation). If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.”

Section 31 of the Bylaws is amended to read in its entirety as follows:

“Section 31. Removal.

Subject to Section 28(a) hereof with respect to the corporation’s Chief Executive Officer, any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or superior officers upon whom such power of removal may have been conferred by the Board of Directors.”

Section 45 of the Bylaws is amended to read in its entirety as follows:

“Section 45. Amendments.

The Board of Directors is expressly empowered to adopt, amend or repeal these Bylaws; provided, however, that in addition to any other vote of the Board of Directors required by law or the Certificate of Incorporation, the approval of the Board of Directors by the Requisite Board Vote shall be required to amend or repeal Sections 15, 21 (f), 25 (to the extent relating to the Outside Director Search Committee), 28(a), 31 or 45 (to the extent it relates to Sections 15, 21(f), 25 (to the extent relating to the Outside Director Search Committee), 28(a) or 31, as applicable, hereof) hereof. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the corporation; provided however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, (i) the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of these Bylaws, and (ii) the affirmative vote of (A) the holders of at least a majority of the outstanding Series D Preferred Stock (as defined in the Certificate of Incorporation), voting together as a single class, and (B) the holders of at least a majority of the outstanding Junior Preferred (as defined in the Certificate of Incorporation), voting together as a single class, shall be required to amend or repeal Sections 15, 21(f), 25 (to the extent relating to the Outside Director Search Committee), 28(a), 31 or 45 (to the extent it relates to Sections 15, 21(f), 25 (to the extent relating to the Outside Director Search Committee), 28(a) or 31, as applicable, hereof) hereof,”